UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 31, 2013

Citizens Bancshares Corporation
(Exact name of registrant as specified in its charter)

Georgia	333-38509	58-1631302
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

75 Piedmont Avenue, NE, Atlanta, Georgia, USA		30303
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(404) 659-5959

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensation Arrangements of Certain Officers.

(e)	On December 31, 2013, Citizens Trust Bank, the wholly owned subsidiary of Citizens Bancshares Corporation, entered into a Change in Control Agreement with Fred Daniels, who currently serves as the Senior Vice President and Chief Credit Officers of the Bank.

Terms of the Agreement. The Agreement will remain in effect for two years following a change in control. Pursuant to the Agreement, if within two months before or two years following a change in control the executive is involuntarily terminated without cause or resigns for good reason (defined as a material diminution of the executive’s responsibilities or duties, a material reduction in base salary, incentive and/or benefits, an elimination of benefit or incentive programs in which the executive participates without availability of a comparable program, or a change of place of employment to more than 50 miles from the current business office), the executive will receive a lump sum amount equal to one times his annual base salary in effect at the time of the termination, plus the value of his accrued but unused vacation, as well as the payment of an amount equal to the cost of COBRA health continuation coverage for the executive and his eligible dependents for a period of 12 months. The executive will accordingly be subject to non-competition and non-solicitation provisions for a period of 12 months following termination or resignation for good cause.

The change in control payments described above are limited by the regulations applying to Citizens Trust Bank and Citizens Bancshares Corporation due to participation in TARP. These limitations will apply as long as the Treasury’s investment in Citizens Bancshares Corporation’s preferred stock remain outstanding.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

No.	Description

10.1	Change in Control Agreement by and between Citizens Trust Bank and Fred Daniels

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS BANCSHARES CORPORATION

By:	/s/ Cynthia N. Day
Cynthia N. Day
President and CEO

Dated: December 31, 2013